Exhibit 99.2

SEALED AIR REPORTS THIRD QUARTER 2012 RESULTS

Third Quarter Highlights

-	Sealed Air announced sale of Diversey Japan, now classified as discontinued operations
-	Sales of $2.0 billion, $1.9 billion continuing operations and $79 million discontinued operations; 2% organic growth v. prior year
-	Pro forma developing region sales realize 10% organic growth v. 2011 - now 24% of global sales
-	Adjusted EBITDA of $285 million, $272 million continuing operations and $13 million discontinued operations; increases 4% on a constant dollar basis v. prior year
-	Adjusted EPS of $0.31, $0.28 continuing operations and $0.03 discontinued operations
-	Cost synergy benefits increase to $29 million in the quarter
-	Profitability tracks higher on improved performance, seasonality, synergies and lower costs
-	Non-cash goodwill impairment charge recorded related to Diversey segment
-	Earnings assumptions maintained and guidance updated for discontinued operations

ELMWOOD PARK, N.J., Friday, November 2, 2012 –Sealed Air Corporation (NYSE:SEE) today announced financial results for the third quarter of 2012. The Company noted that following the announced sale of its Diversey Japan business, it has classified Diversey Japan as a discontinued operation as of September 30, 2012. Prior year reported and pro forma financial results have been revised to reflect this discontinued operation.

Sales for the third quarter 2012 totaled $2.0 billion including $1.9 billion from continuing operations and $79 million of sales from discontinued operations. Sales from continuing operations increased 52% over 2011, including a 56% increase from the Diversey acquisition, a 2% increase in organic sales, and 5% unfavorable currency translation.

Pro forma sales from continuing operations increased 2% on a constant dollar basis from 1% in both higher volumes and price/mix. Sales from continuing operations decreased 5% on a reported basis, including 7% from unfavorable foreign exchange translation. While we achieved positive volume growth in most regions, our Europe business continued to feel the effects of the European economic slowdown. Our growth was attributable to the successful execution of our growth programs, expansion in developing regions, the steady adoption of new solutions, and a net gain in new customer relationships.

Adjusted EPS was $0.31 for the third quarter, comprised of $0.28 from continuing operations and $0.03 from discontinued operations. We reported a loss of $6.06 per share from continuing operations, which included a $6.18 per share non-cash goodwill impairment charge and a $0.18 per share unfavorable effect from special items. Adjusted diluted EPS for 2011 was $0.48, or $0.41 on a reported basis.

On a constant dollar basis, adjusted EBITDA increased versus the prior year for both total and continuing operations results. Total Adjusted EBITDA for the quarter was $285 million or 14.4% of sales, which includes a $14 million unfavorable impact from currency translation. On a constant dollar basis, this represents a 4% increase compared with 2011 pro forma adjusted EBITDA of $287 million. On a continuing operations basis (excluding Diversey Japan), adjusted EBITDA for the quarter was $272 million or 14.3% of sales, which also includes a $14 million unfavorable impact from currency translation. On a constant dollar basis, this represents a 2% increase compared with pro forma 2011 results of $281 million.

Commenting on our operating performance, William V. Hickey, Chairman and Chief Executive Officer, stated:

“Strong operational execution from our supply chain organization, a favorable price/cost spread, seasonality, and ongoing realization of synergies helped drive solid progress sequentially and year over year on top line results and on profitability, excluding the unfavorable impact of foreign currency. All of which, gives us good momentum as we finish 2012. Our sales and marketing teams continued to grow our presence in our targeted growth areas, driving net gains from new and expanded account wins, and we achieved an additional $10 million in synergy sales.”

Third Quarter Segment Review

The following year-over-year net sales discussions present both actual and constant dollar sales performance. The “constant dollar” results exclude the impact of currency translation. Additionally, “adjusted operating profit” results exclude impairment of goodwill and other intangible assets, restructuring and special items. The balance of the discussion is presented on a U.S. GAAP basis.

Food Packaging Segment

Sales were 2% higher on a constant dollar basis or decreased 4% on a reported basis. Food Packaging achieved 2% higher volumes, led by 8% volume growth in Latin America and positive volume growth in all other regions. Prior and current pricing actions were offset by unfavorable product mix, primarily in North America. Adjusted operating profit decreased 7% to $70 million, or 13.6% of net sales, and was $69 million or 13.4% of net sales on a reported basis. These results compare with $75 million, or 14.2% of net sales, in 2011. On a sequential basis, third quarter 2012 operating profit and margin results were significantly higher due to improved operational execution, tight control of expenses and lower petrochemical based raw material costs.

Food Solutions Segment

Sales increased 1% on a constant dollar basis with 2% higher volumes led by strength in fluids packaging in North America. Price/mix declined by 1%, primarily in North America. Third quarter sales decreased 4% on a reported basis. Adjusted operating profit increased 10% to $32 million, or 12.7% of net sales, on lower petrochemical based raw material costs and solid operational performance. Reported operating profit increased 9% to $32 million, or 12.5% of net sales, compared with $29 million or 11.1% in 2011.

Protective Packaging Segment

Sales decreased 1% on a constant dollar basis, or 5% on a reported basis, with relatively steady volume performance and 1% lower price/mix. We continued to achieve 2% higher volumes in North America due to our expanded market presence and strength in new solutions targeting e-commerce applications. This growth was partially offset by 2% lower EMEA volumes due to weak economic conditions in southern Europe. On an adjusted basis, third quarter 2012 operating profit was $49 million, or 14.3% of net sales, due to expense control and benefits from our innovative, more sustainable film structures. Reported operating profit held steady at $48 million, but margin increased 70 basis points to 14.1%. This compares with $49 million or 13.4% of net sales in 2011.

Diversey Segment (reflects discontinued operations impact for Diversey Japan and pro forma information for 2011 results)

On a constant dollar basis, third quarter 2012 sales increased 2% to $835 million, with $756 million from continuing operations and $79 million from discontinued operations. The constant dollar sales increase reflects 2% higher price from prior pricing actions and a modest 0.5% decline in unit volumes. Pro forma sales, including the effect of foreign exchange, decreased 6% on a year-over-year basis to $777 million, which included $699 million from continuing operations and $79 million from discontinued operations. Volumes achieved solid growth in developing regions but remained weak in EMEA and to a lesser extent in North America. Unit volume performance in EMEA declined modestly compared to prior quarters as weakness in southern Europe offset more stabilized demand in northern Europe.

Reported and on an adjusted basis, operating profit was $39 million, or 5.1% of net sales, with $30 million from continuing operations and $10 million from discontinued operations. Third quarter operating profit includes an unfavorable currency translation of $7 million. This compares with pro forma adjusted operating profit of $41 million or 4.9% of net sales in 2011, with $36 million from continuing operations and $4 million from discontinued operations. Pro forma operating profit for third quarter 2011 was $34 million or 4.1% of net sales, with $29 million from continuing operations and $4 million from discontinued operations. The segment benefited from approximately $15 million in cost synergies and a positive price/cost spread, which were offset by ongoing investments in the business.

On October 30, 2012, we announced the signing of a definitive agreement to sell our Diversey Japan business for approximately USD-equivalent 377 million, gross. We expect to record a pre-tax gain on the sale of approximately USD-equivalent 260 million when the transaction is completed in the fourth quarter. The transaction is subject to customary closing conditions and is expected to be completed by year end. The results of Diversey Japan’s business have been classified as discontinued operations, net of taxes, and its business results combined with costs associated with the transaction are reported as “income or loss from discontinued operations” (net of tax) in the consolidated statement of operations. Diversey Japan assets and liabilities are segregated on the balance sheet as “assets/liabilities held for sale”.

Included for reference in the attached financial tables are revised financials reflecting the classification of Diversey Japan business to discontinued operations for the first three quarters of 2012 and the fourth quarter of 2011, as well as pro forma results for the first three quarters of 2011.

Other Category

Sales increased 12% on a constant dollar basis, or 4% on a reported basis, with 8% higher volumes, 3% increase in price/mix and 1% from an acquisition. Volume growth was largely from our Medical Applications business on expanded market presence in EMEA and Asia Pacific. Adjusted and reported operating profit increased to $3 million, or 3.2% of net sales. This compares with $0.5 million or 0.6% of net sales, in 2011.

Free Cash Flow and Net Debt

We generated free cash flow of $34 million in the quarter, including $28 million from continuing operations and $7 million from discontinued operations (free cash flow is pre-restructuring and mandatory debt payments). Additionally, we prepaid our third quarter 2013 term loan installments of $30 million. For the first nine months of 2012, we generated $158 million of free cash flow with $139 from continuing operations and $19 million from discontinued operations. As of early fourth quarter 2012, we had prepaid all of our 2013 installments.

In the third quarter, we reduced our net debt by approximately $35 million to $5.26 billion due to seasonally higher levels of cash generation from the businesses and effective management of inventory levels. Our net debt includes the W. R. Grace settlement liability.

Synergies and 2011-2014 Integration & Optimization Program

We announced our 2011-2014 Integration & Optimization Program in the fourth quarter of 2011, and in the second quarter of 2012, we expanded the program to address increasing macroeconomic weakness. We still expect approximately 40% of the program benefits to be realized in Cost of Sales and 60% in SG&A.

The 2011-2014 Integration & Optimization Program is summarized as:

($ millions)	Quarter Ended 9/30/12	Year to Date through 9/30/12	FY 2012 Estimate		Incremental FY 2013 Estimate		Cumulative 2011-2014 Estimate
Capital Expenditures	$1	$8	$20		$10		$30
Associated Costs & Restructuring Charges	$40	$119	n/a		n/a		n/a
Cash Payments	$18	$59	$105	*	$100	*	$235
Cost Synergies & Benefits	$29	$67	$97	*	$95		$195-$200
*Updated	full year estimate.

The actual timing of future costs and cash payments is subject to change due to a variety of factors that may cause a portion of the spending and benefits to occur later than we currently expect. Additionally, changes in foreign exchange translation may impact future costs and benefits.

Revenue Synergies

We achieved estimated annualized synergy revenue of approximately $25 million year-to-date and are working with targeted accounts to close additional opportunities. We continue to target $70 million in revenue synergies by the end of 2013.

Goodwill

As part of our interim review for impairment of our reporting segments, we identified an impairment within our Diversey segment due to lower-than-anticipated growth rates and operating margin performance from challenging macroeconomic conditions. As a result, we have recorded a non-cash, pre-tax charge for impairment of goodwill and certain intangible assets of $1.2 billion. This estimated amount is subject to finalization. Goodwill arises in an acquisition when the fair value paid for a business exceeds the value of the identifiable net assets. We do not expect this impairment to result in any future cash expenditures, impact liquidity, affect the ongoing business or financial performance of the Diversey segment, or impact compliance with our debt covenants.

2012 Outlook for Continuing Operations

Commenting on our outlook, Mr. Hickey stated:

“While we remain confident in the underlying fundamentals of our business and achieved good momentum in the third quarter, uncertainty in end market demand and relative customer confidence to drive near-term capital investment keeps us cautious for the fourth quarter. We are anticipating improved sales and adjusted EBITDA performance from continuing operations on a year-over-year and sequential basis as we continue to execute on our growth programs, maintain tight cost controls, and seek to exceed synergy goals. The strength of seasonal trends, moderating raw material costs and foreign exchange rates are drivers to performance within our range. Additionally, we look to complete the sale of our Diversey Japan business and exceed our net debt target of $4.95 billion by year end by leveraging proceeds from the sale.”

We have adjusted our full year 2012 guidance assumptions to reflect the classification of Diversey Japan as discontinued operations.

-	Net sales: Approximately $7.7 billion from continuing operations, including $300 million of unfavorable foreign currency translation. This compares with prior guidance of $7.7 billion and an assumption of $400 million of unfavorable foreign currency translation;
-	Adjusted EBITDA: $995 to $1,010 million from continuing operations, including $30 million of unfavorable foreign currency translation. This compares with $1,050 to $1,075 million;
-	Interest expense: $390 million, of which $320 million is cash interest expense. This compares with prior guidance of $380 million of interest expense, of which $320 million was cash interest. Guidance is revised to reflect the increased rate of amortization due to our prepayment of term loans;
-	Core tax rate: 29%. This compares with prior guidance of 30%;
-	Free Cash Flow (pre-restructuring payments): $375 to $400 million from continuing operations, which compares with prior guidance of $425 to $450 million; and
-	Adjusted EPS: $0.90 to $1.00 from continuing operations, compared with prior guidance of $1.00 to $1.10.

Our full year 2012 guidance assumptions referenced in our second quarter 2012 earnings release for depreciation and amortization, raw material inflation, cash taxes, capital expenditures and our full year average fully diluted common share count have not changed. Adjusted EPS guidance excludes the payment of the W. R. Grace settlement, as the exact timing of the settlement is unknown. Final payment of the W. R. Grace settlement is expected to be accretive to adjusted EPS by approximately $0.13 annually following the payment date under the assumption of using a substantial portion of cash on hand for the payment and ceasing to accrue interest on the settlement amount. Additionally, guidance excludes any non-operating gains or losses that may be recognized in 2012 due to currency fluctuations in Venezuela.

Web Site and Conference Call Information

William V. Hickey, our Chairman and CEO, Jerome A. Peribere, our President and COO, and Carol P. Lowe, our Senior Vice President and CFO, will conduct an investor conference call today at 9:00 a.m. (ET) to discuss our earnings results. The conference call will be webcast live on our web site at www.sealedair.com in the Investor Information section. The link to the event can be found on the Investor Information home page as well as under the Presentations & Events tab. Listeners should go to the web site prior to the call to register and to download and install any necessary audio software. A replay of the webcast will also be available on the Company’s web site.

Investors who cannot access the webcast may listen to the conference call live via telephone by dialing (888) 680-0892 (domestic) or (617) 213-4858 (international) and use the participant code 88915180. Telephonic replay will be available beginning today at 11:00 a.m. (ET) and ending on Friday, November 23, 2012 at 11:59 p.m. (ET). To listen to the replay, please dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and use the confirmation code 77202308.

Business

Sealed Air is a global leader in food safety and security, facility hygiene and product protection. With widely recognized and inventive brands such as Bubble Wrap® brand cushioning, Cryovac® brand food packaging solutions and DiverseyTM brand cleaning and hygiene solutions, Sealed Air offers efficient and sustainable solutions that create business value for customers, enhance the quality of life for consumers and provide a cleaner and healthier environment for future generations. On a pro forma basis, Sealed Air generated revenue of $8.1 billion in 2011, and has approximately 26,300 employees who serve customers in 175 countries. To learn more, visit www.sealedair.com.

Non-U.S. GAAP Information

In this press release and supplement, we have included several non-U.S. GAAP financial measures, including adjusted EPS, adjusted Cash EPS, net sales on a “constant dollar” basis, adjusted gross profit, adjusted operating profit, adjusted net earnings, free cash flow and EBIT, EBITDA and Adjusted EBITDA. We present results and guidance, adjusted to eliminate the effects of specified items that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance. We may use adjusted EPS, net sales on a constant dollar basis, adjusted net earnings, adjusted gross profit, adjusted operating profit, measures of cash flow, net debt, and EBITDA figures to determine performance-based compensation. Our management uses financial measures excluding the effects of foreign currency translation in evaluating operating performance. Management believes that this information may be useful to investors. For important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Explanatory Note on Use of Non-U.S. GAAP Financial Information,” “Reconciliation of U.S. GAAP Gross Profit and Operating Profit to Non-U.S. GAAP Adjusted Gross Profit and Operating Profit,” “Reconciliation of U.S. GAAP Diluted Net (Loss) Earnings Per Common Share to Non-U.S. GAAP Adjusted Diluted Net Earnings per Common Share,” “Revision for Discontinued Operations,” “Additional Pro Forma Information,” “Non-U.S. GAAP Free Cash Flow,” “Reconciliation of Net (Loss) Earnings Available to Common Stockholders to Non-U.S. GAAP EBIT, EBITDA and Adjusted EBITDA,” “Components of Change in Net Sales - Business Segments and Other” and “Components of Change in Net Sales-Geographic Region.”

Non-U.S. GAAP free cash flow may not represent residual cash available for discretionary or non-discretionary expenditures that are not deducted from this measure, including mandatory debt servicing.

Forward-Looking Statements

This press release and supplement contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words as “anticipates,” “believes,” “plan,” “assumes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans to,” “will” and similar expressions. Examples of these forward-looking statements include 2012 financial expectations and assumptions associated with our 2011-2014 Integration & Optimization Program, availability and pricing of raw materials, success of our growth programs, economic conditions, and the success of pricing actions. These statements reflect our beliefs and expectations as to future events and trends affecting our business, our consolidated financial position and our results of operations. A variety of factors may cause actual results to differ materially from these expectations, including general domestic and international economic and political conditions affecting packaging utilization; changes in our raw material and energy costs; credit ratings; competitive conditions and contract terms; currency translation and devaluation effects, including Venezuela; the success of our financial growth, profitability and manufacturing strategies and our cost reduction and productivity efforts; the effects of animal and food-related health issues; pandemics; environmental matters; regulatory actions and legal matters; and the successful integration of Diversey. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events, or otherwise.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION(1)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net sales	$1,900.3	$1,247.1	$5,670.3	$3,588.2
Cost of sales	1,256.7	911.4	3,777.3	2,619.2

Gross profit	643.6	335.7	1,893.0	969.0
As a % of total net sales	33.9%	26.9%	33.4%	27.0%
Marketing, administrative and development expenses	429.2	179.4	1,343.8	549.0
As a % of total net sales	22.6%	14.4%	23.7%	15.3%
Amortization expense of intangible assets acquired	33.0	2.5	99.5	7.5
Impairment of goodwill and other intangible assets(2)	1,223.5	—	1,223.5	—
Costs related to the acquisition of Diversey	1.3	24.1	4.8	30.7
Restructuring and other charges(3)	36.8	(0.2)	110.1	(0.2)

Operating profit	(1,080.2)	129.9	(888.7)	382.0
Interest expense(4)	(96.5)	(36.6)	(291.2)	(110.5)
Impairment of equity method investment(5)	—	—	(23.5)	—
Other income (expense), net	1.2	6.8	(8.5)	0.7

(Loss) earnings from continuing operations before income tax provision	(1,175.5)	100.1	(1,211.9)	272.2
Income tax provision (benefit)(6)	(4.4)	26.4	(11.8)	73.8

Net (loss) earnings from continuing operations	(1,171.1)	73.7	(1,200.1)	198.4
Net earnings from discontinued operations(7)	5.9	—	15.3	—

Net (loss) earnings available to common stockholders	$(1,165.2)	$73.7	$(1,184.8)	$198.4

Net (loss) earnings per common share:
Basic :
Continuing operations	(6.06)	0.46	(6.23)	1.24
Discontinued operations	0.03	—	0.08	—

Net earnings per common share—basic	$(6.03)	$0.46	$(6.15)	$1.24

Diluted:
Continuing operations	(6.06)	0.41	(6.23)	1.11
Discontinued operations	0.03	—	0.08	—

Net earnings per common share—diluted	$(6.03)	$0.41	$(6.15)	$1.11

Dividends per common share	$0.13	$0.13	$0.39	$0.39

Weighted average number of common shares outstanding:
Basic	193.2	159.3	192.7	159.1

Diluted	193.2	177.9	192.7	177.5

(1)

The supplementary information included in this press release include the financial results of Diversey Holdings, Inc. (“Diversey”) for the period beginning January 1, 2012 through September 30, 2012 and as of December 31, 2011. The supplementary information included in this press release is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2)

As part of our interim review for impairment of our reporting segments, we identified an impairment in the goodwill and other intangible assets associated with our Diversey segment. This was primarily due to this segment’s lower-than-anticipated growth rates and operating margin performance from challenging macroeconomic conditions. As a result, we recorded an estimated non-cash, pre-tax charge for impairment of goodwill and certain intangible assets of $1,223.5 million ($1,194.8 million, net of taxes). This estimate will be finalized in the fourth quarter of 2012.

(3)

In December 2011, we initiated a restructuring program associated with the integration of Diversey’s business (“2011—2014 Integration and Optimization Program”). These charges consist of severance and termination benefits. We also recorded other associated costs in connection with the program, which are included in cost of sales and marketing, administrative and development expenses. See Reconciliation of U.S. GAAP Gross Profit and Operating Profit to Non-U.S. GAAP Adjusted Gross Profit and Operating Profit for further details. Cash payments made under this program in the nine months ended September 30, 2012 were $58.5 million.

(4)

Cash paid for interest was $120.7 million in the three months ended September 30, 2012, $36.2 million in the three months ended September 30, 2011 and $278.2 million in the nine months ended September 30, 2012 and $89.2 million in the nine months ended September 30, 2011.

(5)	In June 2012, we recognized an other-than-temporary impairment on one of our equity method investments in a joint venture.
(6)

Cash paid for income taxes was $22.9 million in the three months ended September 30, 2012, $18.4 million in the three months ended September 30, 2011 and $92.4 million in the nine months ended September 30, 2012 and $73.2 million in the nine months ended September 30, 2011.

(7)

In the third quarter of 2012, we committed to a plan to sell the assets and liabilities of our Diversey Japan business. As of September 30, 2012, the results of operations of the Diversey Japan business are reported as discontinued operations, net of tax. All previously reported financial information has been revised to conform to the current presentation. See “Revision for Discontinued Operations” included in this supplemental information.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CALCULATION OF NET (LOSS) EARNINGS PER COMMON SHARE

(Unaudited)

(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Basic Net (Loss) Earnings Per Common Share:
Numerator
Net (loss) earnings available to common stockholders	$(1,165.2)	$73.7	$(1,184.8)	$198.4
Distributed and allocated undistributed net earnings to non-vested restricted stockholders	(0.1)	(0.4)	(0.4)	(1.2)

Distributed and allocated undistributed net (loss) earnings to common stockholders	(1,165.3)	73.3	(1,185.2)	197.2
Distributed net earnings—dividends paid to common stockholders	(25.1)	(20.7)	(75.3)	(62.1)

Allocation of undistributed net (loss) earnings to common stockholders	$(1,190.4)	$52.6	$(1,260.5)	$135.1

Denominator
Weighted average number of common shares outstanding—basic(1)	193.2	159.3	192.7	159.1

Basic net (loss) earnings per common share:
Distributed net earnings to common stockholders	$0.13	$0.13	$0.39	$0.39
Allocated undistributed net earnings to common stockholders	(6.16)	0.33	(6.54)	0.85

Basic net (loss) earnings per common share(3)	$(6.03)	$0.46	$(6.15)	$1.24

Diluted Net (Loss) Earnings Per Common Share:
Numerator
Distributed and allocated undistributed net earnings to common stockholders	$(1,165.3)	$73.3	$(1,185.2)	$197.2
Add: Allocated undistributed net earnings to non-vested restricted stockholders	—	0.4	—	0.9
Less: Undistributed net earnings reallocated to non-vested restricted stockholders	—	(0.3)	—	(0.8)

Net (loss) earnings available to common stockholders—diluted	$(1,165.3)	$73.4	$(1,185.2)	$197.3

Denominator(1) (2)
Weighted average number of common shares outstanding—basic	193.2	159.3	192.7	159.1
Effect of assumed issuance of Settlement agreement shares	—	18.0	—	18.0
Effect of non-vested restricted stock and restricted stock units	—	0.6	—	0.4

Weighted average number of common shares outstanding—diluted	193.2	177.9	192.7	177.5

Diluted net (loss) earnings per common share(3)	$(6.03)	$0.41	$(6.15)	$1.11

(1)	2012 includes the weighted average impact of 31.7 million shares issued as part of the total consideration paid in connection with the acquisition of Diversey on October 3, 2011.
(2)

Provides for the following items if their inclusion is dilutive: (i) the effect of assumed issuance of 18 million shares of common stock reserved for the Settlement agreement as defined in our 2011 Annual Report on Form 10-K, and (ii) the effect of non-vested restricted stock and restricted stock units using the treasury stock method.

(3)	Basic and diluted net (loss) earnings per common share on a continuing operations and discontinued operations basis is included in the Condensed Consolidated Statements of Operations.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

EXPLANATORY NOTE ON USE OF NON-U.S. GAAP FINANCIAL INFORMATION

In this supplementary information we present financial information in accordance with U.S. GAAP. We also present financial information that does not conform to U.S. GAAP, which we refer to as non-U.S. GAAP, as our management believes it is useful to investors. In addition, non-U.S. GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, providing guidance and comparing our financial performance with our peers. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. Further, the non-U.S. GAAP financial measures that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-U.S. GAAP measures. Further, investors are urged to review and consider carefully the adjustments made by management to the most directly comparable U.S. GAAP financial measure to arrive at these non-U.S. GAAP financial measures.

Our management will assess our financial results, such as gross profit, operating profit and diluted net earnings per common share (“EPS”), both on a U.S. GAAP basis and on an adjusted non-U.S. GAAP basis. Examples of some other supplemental financial metrics our management will also use to assess our financial performance include Earnings before Interest Expense, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA, Adjusted EPS, Adjusted Cash EPS and Free Cash Flow. These non-U.S. GAAP financial measures provide management with additional means to understand and evaluate the core operating results and trends in our ongoing business by eliminating certain one-time expenses (which may not occur in each period presented) and other items that management believes might otherwise make comparisons of our ongoing business with prior periods and peers more difficult, obscure trends in ongoing operations or reduce management’s ability to make useful forecasts. Our non-U.S. GAAP financial measures are also considered in calculations of our performance measures set by the Organization and Compensation Committee of our Board of Directors for purposes of determining incentive compensation.

The non-U.S. GAAP financial metrics mentioned above exclude items we consider unusual or special items and also exclude their related tax effects. We evaluate the unusual or special items on an individual basis. Our evaluation of whether to exclude an unusual or special item for purposes of determining our non-U.S. GAAP financial measures considers both the quantitative and qualitative aspects of the item, including, among other things (i) its nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. We also present Adjusted Cash EPS, which excludes the amortization of acquired intangible assets, non-cash interest expense (including the accrued interest expense related to the Settlement agreement) and non-cash taxes, which aids in presenting our EPS on an adjusted cash basis.

Another non-U.S. GAAP financial measure we present is our core effective income tax rate or provision, (“core tax rate”). Our core tax rate is a measure of our U.S. GAAP effective tax rate, adjusted to exclude the tax impact from the special items that are excluded from our adjusted net earnings and adjusted EPS metrics. We consider our core tax rate as an indicator of the taxes on our core business. The tax situation and effective tax rate in the specific countries where the excluded or special items occur will determine the impact (positive or negative) to our core tax rate.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

RECONCILIATION OF U.S. GAAP GROSS PROFIT AND OPERATING PROFIT TO

NON-U.S. GAAP ADJUSTED GROSS PROFIT AND OPERATING PROFIT

(Unaudited)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
U.S. GAAP gross profit - continuing operations	$643.6	$335.7	$1,893.0	$969.0

As a % of total net sales	33.9%	26.9%	33.4%	27.0%
Special items:
Add: 2011—2014 Integration and Optimization Program associated costs(1)	0.3	—	6.2	—
Add: European manufacturing facility closure charges(2)	0.2	0.3	0.2	0.5
(Less)/Add: Non-recurring associated costs from legacy Diversey restructuring programs(2)	(0.9)	—	3.5	—

Non-U.S. GAAP adjusted gross profit—continuing operations	$643.2	$336.0	$1,902.9	$969.5

As a % of total net sales	33.8%	26.9%	33.6%	27.0%
Discontinued operations (3)	32.2	—	95.2	—

Total non-U.S. GAAP adjusted gross profit	$675.4	$336.0	$1,998.1	$969.5

U.S. GAAP operating profit—continuing operations	$(1,080.2)	$129.9	$(888.7)	$382.0

As a % of total net sales	-56.8%	10.4%	-15.7%	10.6%
Special items:
Add: 2011- 2014 Integration and Optimization Program restructuring charges(1)	36.6	—	109.4	—
Add: Other restructuring (credits) charges(2)	2.1	—	1.8	—

Total restructuring charges	38.7	—	111.2	—
Add: Costs related to the acquisition of Diversey(4)	1.3	24.1	4.8	30.7
Business segment special items:
Add: 2011—2014 Integration and Optimization Program associated costs(1)	2.8	—	10.1	—
(Less)/add: Non-recurring associated costs from legacy Diversey restructuring programs(2)	(0.5)	—	17.5	—
(Less)/add: Provisions for bad debt on receivables related to impairment of equity method investment(5)	—	—	2.3	—
Add: European manufacturing facility closure charges(2)	0.2	—	0.2	0.2

Total business segment special items	2.5	—	30.1	0.2
Impairment of goodwill and other intangible assets (associated with the Diversey segment)	1,223.5	—	1,223.5	—

Total special items	1,266.0	24.1	1,369.6	30.9

Non-U.S. GAAP adjusted operating profit—continuing operations	$185.8	$154.0	$480.9	$412.9

Discontinued operations(3)	9.8	—	25.9	—

Total non-U.S. GAAP adjusted operating profit	$195.6	$154.0	$506.8	$412.9

As a % of total net sales	10.3%	12.3%	8.9%	11.5%

(1)

The 2011—2014 Integration and Optimization Program associated costs include $5.2 million of an impairment recorded in cost of sales in the nine months ended September 30, 2012, which was primarily due to the planned closure of a Food Packaging facility in the U.S. See Note 3 of Condensed Consolidated Statements of Operations for details of the program.

(2)

These items represent special items and certain one-time charges principally associated with past restructuring programs for both Sealed Air and Diversey, the majority of which were related to Diversey’s implementation of a European principal company (“EPC”) structure. The reorganization was completed on May 3, 2012 and the EPC, based in the Netherlands, is now centrally managing Diversey’s European operations. These charges are not part of our ongoing business and are not expected to have a continuing impact on the consolidated statements of operations.

(3)	See Note 7 of Condensed Consolidated Statements of Operations for further details.
(4)

These costs are not considered part of our ongoing business, are considered one-time in nature and will not have a continuing impact on our ongoing business or on the consolidated statements of operations.

(5)	See Note 5 of Condensed Consolidated Statements of Operations for details.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

RECONCILIATION OF U.S. GAAP DILUTED NET (LOSS) EARNINGS PER COMMON SHARE

TO NON-U.S. GAAP ADJUSTED DILUTED NET EARNINGS PER COMMON SHARE

(Unaudited)

(In millions, except per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2012		2011 (1)		2012		2011 (1)
	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
U.S. GAAP net (loss) earnings and related EPS available to common stockholders—continuing operations	$(1,171.1)	$(6.06)	$73.7	$0.41	$(1,200.1)	$(6.23)	$198.4	$1.11

Items excluded from the calculation of adjusted net earnings available to common stockholders and related EPS, net of taxes when applicable (2):
Special items:
Add: Impairment of goodwill and other intangible assets	1,194.8	6.18	—	—	1,194.8	6.20	—	—
Add: 2011—2014 Integration and Optimization Program restructuring charges	30.6	0.16	—	—	83.5	0.43	—	—
Add: Other restructuring charges	1.4	0.01	—	—	1.4	0.01	—	—
Add: Costs related to the acquisition of Diversey	0.9	—	16.3	0.09	3.3	0.02	22.1	0.12
Less: Gains from foreign currency forward contracts related to the closing of the acquisition of Diversity	—	—	(3.9)	(0.02)	—	—	(3.9)	(0.02)
Add: 2011—2014 Integration and Optimization Program associated costs	1.8	0.01	—	—	6.6	0.03	—	—
(Less)/add: Non-recurring associated costs from legacy Diversey restructuring programs	(0.5)	—	—	—	22.5	0.12	—	—
Add: Impairment of equity investment and related provisions for bad debt	—	—	—	—	18.3	0.09	—	—
Add: European manufacturing facility closure charges	0.1	—	—	—	0.1	—	0.2	—
Add: Foreign currency exchange losses related to Venezuelan subsidiaries	0.1	—	—	—	0.2	—	0.2	—
Impact of dilutive shares on EPS calculation(3)	—	(0.02)	—	—	—	(0.05)	—	—

Non- U.S. GAAP net earnings and related EPS available to common stockholders—continuing operations	$58.1	$0.28	$86.1	$0.48	$130.6	$0.62	$217.0	$1.21

Discontinued operations	5.9	0.03	—	—	15.3	0.08	—	—

Total non-U.S. GAAP adjusted net earnings and adjusted EPS	$64.0	$0.31	$86.1	$0.48	$145.9	$0.70	$217.0	$1.21

Non-cash items:
Add: Amortization expense of acquired intangible assets	25.4	0.13	1.5	0.01	72.5	0.38	4.8	0.03
(Less)/add: Non-cash interest expense, including accrued interest related to the Settlement agreement	(16.3)	(0.08)	0.3	—	8.5	0.04	13.1	0.07
Add: Non-cash income taxes	12.0	0.06	14.5	0.08	0.3	—	17.9	0.10
Impact of dilutive shares on EPS calculation(3)	—	(0.02)	—	—	—	(0.04)	—	—

Non-U.S. GAAP adjusted cash net earnings and cash EPS—continuing operations	$79.2	$0.37	$102.4	$0.57	$211.9	$1.00	$252.8	$1.41

Weighted average number of common shares outstanding—diluted	193.2		177.9		192.7		177.5

(1)	Our 2011 adjusted EPS calculations have been revised to conform to our 2012 presentation.
(2)	See “Tax Effect on Special Items and Non-cash Items” below for the tax effect of each item included in the calculation above for the three and nine months ended September 30, 2012.
(3)

Represents the impact of using the weighted average number of common shares outstanding-diluted included in the non-U.S. GAAP diluted earnings per common share calculation of 211.5 million shares for the three months ended September 30, 2012 and 211.0 million shares for the nine months ended September 30, 2012 in order to apply the dilutive impact of the effect of the assumed issuance of Settlement agreement shares of 18.0 million shares and the non-vested restricted stock and restricted stock units of 0.4 million shares on adjusted net earnings.

TAX EFFECT on SPECIAL ITEMS and NON-CASH ITEMS

(Unaudited)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Special Items:
Impairment of other intangible assets	$28.7	—	$28.7	—
2011—2014 Integration and Optimization Program restructuring charges	6.0	—	25.9	—
Other restructuring charges	0.7	—	0.4	—
Costs related to the acquisition of Diversey	0.4	7.8	1.5	8.6
Gains from foreign currency forward contracts related to the closing of the acquisition of Diversity	—	(2.4)	—	(2.4)
2011—2014 Integration and Optimization Program associated costs	1.0	—	3.5	—
Non-recurring associated costs from legacy Diversey restructuring programs	—	—	(5.0)	—
Impairment of equity investment and related provisions for bad debt	—	—	7.5	—
European manufacturing facility closure charges	0.1	—	0.1	0.1
Foreign currency exchange losses related to Venezuelan subsidiary	0.1	—	0.1	0.1
Non-cash Items:
Amortization expense of acquired intangible assets	7.6	0.9	27.0	2.7
Non-cash interest expense	(8.7)	0.1	4.5	8.2

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

REVISION FOR DISCONTINUED OPERATIONS(1)

(Unaudited)

(In millions, except per share amounts)

2011 Pro Forma
	Previously Reported	Reclassified to Discontinued Operations	Revised
Quarter 1
Net sales	$1,892.2	$(72.4)	$1,819.8
Operating profit	$136.3	$(4.5)	$131.8
Non-U.S. GAAP adjusted EBITDA	$235.7	$(9.8)	$225.9

Quarter 2
Net sales	$2,088.7	$(81.0)	$2,007.7
Operating profit	$202.3	$(9.3)	$193.0
Non-U.S. GAAP adjusted EBITDA	$305.3	$(11.7)	$293.6

Quarter 3
Net sales	$2,071.8	$(78.4)	$1,993.4
Operating profit	$187.8	$(4.4)	$183.4
Non-U.S. GAAP adjusted EBITDA	$287.4	$(6.7)	$280.7

2011 Reported
	Previously Reported	Reclassified to Discontinued Operations	Revised
Quarter 4
Net sales	$2,052.7	$(90.0)	$1,962.7
Operating profit	$65.4	$(17.9)	$47.5
Net (loss) earnings from continuing operations	$(49.3)	$(7.6)	$(56.9)
Diluted net (loss) earnings per share from continuing operations	$(0.26)	$(0.04)	$(0.30)
Non-U.S. GAAP adjusted EBITDA	$249.9	$(21.8)	$228.1

2012 Reported
	Previously Reported	Reclassified to Discontinued Operations	Revised
Quarter 1
Net sales	$1,917.5	$(72.1)	$1,845.4
Operating profit	$87.5	$(4.5)	$83.0
Net (loss) earnings from continuing operations	$(6.0)	$(2.4)	$(8.4)
Diluted net (loss) earnings per share from continuing operations	$(0.03)	$(0.01)	$(0.04)
Non-U.S. GAAP adjusted EBITDA	$235.9	$(7.8)	$228.1

Quarter 2
Net sales	$2,004.4	$(79.8)	$1,924.6
Operating profit	$120.0	$(11.6)	$108.4
Net (loss) earnings from continuing operations	$(13.7)	$(7.0)	$(20.7)
Diluted net (loss) earnings per share from continuing operations	$(0.07)	$(0.04)	$(0.11)
Non-U.S. GAAP adjusted EBITDA	$242.9	$(14.1)	$228.8

Quarter 3
Net sales		$(78.9)
Operating profit		$(9.8)
Net (loss) earnings from continuing operations		$(5.9)
Diluted net (loss) earnings per share from continuing operations		$(0.03)
Non-U.S. GAAP adjusted EBITDA		$(12.8)

Note: The sum of the quarters may not equal the year to date results due to rounding.

(1)	See Note 7 of Condensed Consolidated Statements of Operations for details.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES(1)

(Unaudited)

(In millions)

BUSINESS SEGMENT INFORMATION:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net Sales and Operating Profit by Business Segment:
Food Packaging net sales	$509.8	$529.8	$1,497.7	$1,506.6
Food Packaging operating profit	68.5	75.4	174.8	200.3
As a % of Food Packaging net sales	13.4%	14.2%	11.7%	13.3%
Food Solutions net sales	254.4	265.5	739.7	756.2
Food Solutions operating profit	31.9	29.4	84.7	74.0
As a % of Food Solutions net sales	12.5%	11.1%	11.5%	9.8%
Protective Packaging net sales	344.0	361.2	1,034.2	1,049.8
Protective Packaging operating profit	48.5	48.5	137.8	134.8
As a % of Protective Packaging net sales	14.1%	13.4%	13.3%	12.8%
Diversey net sales	698.5	—	2,113.6	—
Diversey operating profit	29.6	—	42.8	—
As a % of Diversey net sales	4.2%	—	2.0%	—
Other net sales	93.6	90.6	285.1	275.6
Other operating profit	2.9	0.5	9.6	3.4
As a % of Other net sales	3.1%	0.6%	3.4%	1.2%

Total net sales	$1,900.3	$1,247.1	$5,670.3	$3,588.2

Total segments operating profit	$181.4	$153.8	$449.7	$412.5

As a % of total net sales	9.5%	12.3%	7.9%	11.5%
Impairment of goodwill and other intangible assets(2)	1,223.5	—	1,223.5	—
Costs related to the acquisition of Diversey	1.3	24.1	4.8	30.7
Restructuring and other charges(3)	36.8	(0.2)	110.1	(0.2)

Operating profit—continuing operations	$(1,080.2)	$129.9	$(888.7)	$382.0

As a % of total net sales	-56.8%	10.4%	-15.7%	10.6%
Operating profit—discontinued operations	9.8	—	25.9	—

Total operating profit	$(1,070.4)	$129.9	$(862.8)	$382.0

Depreciation and Amortization by Business Segment(4):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Food Packaging(5)	$16.3	$17.0	$53.6	$50.2
Food Solutions	8.4	8.2	24.2	23.9
Protective Packaging	6.1	6.4	17.8	19.8
Diversey(6)(7)	38.1	—	118.5	—
Other	6.5	5.1	16.8	15.7

Total	$75.4	$36.7	$230.9	$109.6

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
CAPITAL EXPENDITURES(8)	$30.0	$31.6	$97.8	$78.1

(1)

The 2012 amounts presented are subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q. As of September 30, 2012, the results of operations of the Diversey Japan business are reported as discontinued operations, net of tax. All previously reported financial information has been revised to conform to the current presentation. See “Revision for Discontinued Operations” included in this supplemental information.

(2)	See Note 2 of “Condensed Consolidated Statements of Operations” for further details.
(3)	Restructuring and other charges by business segment was primarily in our Diversey segment in the three and nine months ended September 30, 2012.
(4)	Includes depreciation and amortization expense on property and equipment and intangible assets.
(5)	The nine months ended September 30, 2012 includes $5.2 million of an impairment due to the planned closure of a facility.
(6)	See Note 7 of Condensed Consolidated Statements of Operations for details.
(7)

Depreciation and amortization related to discontinued operations was $2.2 million in the three months ended September 30, 2012 and $6.7 million in the nine months ended September 30, 2012, which was previously included in the Diversey segment.

(8)	Capital expenditures related to discontinued operations were not material for either the three or nine months ended September 30, 2012.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

ADDITIONAL PRO FORMA INFORMATION

(unaudited)

(in millions)

	Three Months Ended September 30, 2012
	Food Packaging	Food Solutions	Protective Packaging	Diversey	Other	Total Segments and Other
Net Sales	$509.8	$254.4	$344.0	$698.5	$93.6	$1,900.3

Operating profit(1)	$68.5	$31.9	$48.5	$29.6	$2.9	$181.4
Add: Special items(2)	1.0	0.4	0.7	—	0.4	2.5

Adjusted operating profit	69.5	32.3	49.2	29.6	3.3	183.9
as a % of net sales	13.6%	12.7%	14.3%	4.2%	3.5%	9.7%
Add: Depreciation and amortization on property and equipment, net of special items	16.0	7.7	5.8	9.9	5.7	45.1
Add: Amortization expense of acquired intangible assets	0.3	0.7	0.3	27.9	0.8	30.0

Total	$85.8	$40.7	$55.3	$67.4	$9.8	$259.0

as a % of net sales	16.8%	16.0%	16.1%	9.6%	10.5%	13.6%

	Three Months Ended September 30, 2011
	Food Packaging	Food Solutions	Protective Packaging	Diversey(3)	Other	Pro Forma Total Segments and Other
Net Sales	$529.8	$265.5	$361.2	$746.3	$90.6	$1,993.4

Operating profit(1)	$75.4	$29.4	$48.5	$29.4	$0.5	$183.2
Add: Special items(2)	—	—	—	7.0	—	7.0

Adjusted operating profit	75.4	29.4	48.5	36.4	0.5	190.2
as a % of net sales	14.2%	11.1%	13.4%	4.9%	0.6%	9.5%
Add: Depreciation and amortization on property and equipment	16.7	7.5	5.9	12.0	4.1	46.2
Add: Amortization expense of acquired intangible assets	0.3	0.7	0.5	31.5	1.0	34.0

Total	$92.4	$37.6	$54.9	$79.9	$5.6	$270.4

as a % of net sales	17.4%	14.2%	15.2%	10.7%	6.2%	13.6%

	Nine Months Ended September 30, 2012
	Food Packaging	Food Solutions	Protective Packaging	Diversey	Other	Total Segments and Other
Net Sales	$1,497.7	$739.7	$1,034.2	$2,113.6	$285.1	$5,670.3

Operating profit(1)	$174.8	$84.7	$137.8	$42.8	$9.6	$449.7
Add: Special items(2)	8.3	2.6	0.9	17.8	0.5	30.1

Adjusted operating profit	183.1	87.3	138.7	60.6	10.1	479.8
as a % of net sales	12.2%	11.8%	13.4%	2.9%	3.5%	8.5%
Add: Depreciation and amortization on property and equipment, net of special items	47.5	22.7	16.7	25.6	13.4	125.9
Add: Amortization expense of acquired intangible assets	0.9	1.5	1.1	92.6	3.4	99.5

Total	$231.5	$111.5	$156.5	$178.8	$26.9	$705.2

as a % of net sales	15.5%	15.1%	15.1%	8.5%	9.4%	12.4%

	Nine Months Ended September 30, 2011
	Food Packaging	Food Solutions	Protective Packaging	Diversey(3)	Other	Pro Forma Total Segments and Other
Net Sales	$1,506.6	$756.2	$1,049.8	$2,232.7	$275.6	$5,820.9

Operating profit(1)	$200.3	$74.0	$134.8	$172.6	$3.4	$585.1
Add: Special items(2)	—	—	0.2	24.7	—	24.9

Adjusted operating profit	200.3	74.0	135.0	197.3	3.4	610.0
as a % of net sales	13.3%	9.8%	12.9%	8.8%	1.2%	10.5%
Add: Depreciation and amortization on property and equipment	49.3	21.8	18.3	37.1	12.7	139.2
Add: Amortization expense of acquired intangible assets	0.9	2.1	1.5	94.5	3.0	102.0

Total	$250.5	$97.9	$154.8	$328.9	$19.1	$851.2

as a % of net sales	16.6%	12.9%	14.7%	14.7%	6.9%	14.6%

(1)	Operating profit on a continuing operations basis before impairment of goodwill and other intangible assets and restructuring costs and costs related to the acquisition of Diversey.
(2)	See Reconciliation of U.S. GAAP Gross Profit and Operating Profit to Non-U.S. GAAP Adjusted Gross Profit and Operating Profit for further details of these special items.
(3)

The pro forma information included in this release consists of estimates based on preliminary data and is subject to change and were prepared to illustrate the effects of our acquisition of Diversey, assuming the merger had been consummated on January 1, 2011. The unaudited pro forma results are not necessarily indicative of the results of operations that would have actually occurred had the acquisition been completed as of the date indicated, nor are they indicative of future operating results of the combined company. Diversey’s reported operating income for the three months ended September 30, 2011 was $59.2 million and for the nine months ended September 30, 2011 was $190.8 million. The pro forma operating income included above reflects pro forma adjustments made in accordance with Article 11 of Regulation S-X. Further details of these pro forma adjustments have been provided in our previously filed Form 8-K/A on December 19, 2011.

The pro forma information included in this release has been revised to reflect the reclass of the results of the Diversey Japan business as discontinued operations.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	Sept. 30, 2012(1)	Dec. 31, 2011
Assets
Current assets:
Cash and cash equivalents	$540.8	$703.6
Receivables, net	1,354.5	1,314.2
Inventories	861.0	777.5
Assets held for sale(2)	264.1	279.0
Other current assets	561.1	275.9

Total current assets	3,581.5	3,350.2
Property and equipment, net	1,233.9	1,269.2
Goodwill	3,114.2	4,209.6
Intangible assets, net	1,886.4	2,035.7
Other assets, net	572.1	567.3

Total assets	$10,388.1	$11,432.0

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$49.0	$34.5
Current portion of long-term debt	402.0	1.9
Accounts payable	545.9	554.9
Settlement agreement and related accrued interest	865.5	831.2
Liabilities held for sale(2)	198.5	216.7
Other current liabilities	854.9	867.0

Total current liabilities	2,915.8	2,506.2
Long-term debt, less current portion	4,486.3	4,966.7
Other liabilities	1,218.3	1,006.7

Total liabilities	8,620.4	8,479.6
Total parent company stockholders’ equity	1,767.1	2,957.5
Noncontrolling interests	0.6	(5.1)

Total stockholders’ equity	1,767.7	2,952.4

Total liabilities and stockholders’ equity	$10,388.1	$11,432.0

	Sept. 30, 2012(1)	Dec. 31, 2011
Working capital (current assets less current liabilities)	$665.7	$844.0

Calculation of net debt:
Short-term borrowings	$49.0	$34.5
Current portion of long-term debt	402.0	1.9
Settlement agreement and related accrued interest	865.5	831.2
Long-term debt, less current portion	4,486.3	4,966.7

Total debt	5,802.8	5,834.3
Less: Cash and cash equivalents	(540.8)	(703.6)

Net debt	$5,262.0	$5,130.7

(1)	The amounts presented are subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q. See Note 1 of Condensed Consolidated Statements of Operations for further details.
(2)

In the third quarter of 2012, we committed to a plan to sell the assets and liabilities of our Diversey Japan business. As of September 30, 2012, the results of operations of the Diversey Japan business are reported as discontinued operations. The assets and liabilities held for sale presented above represent the assets and liabilities of the Diversey Japan business.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

NON-U.S. GAAP FREE CASH FLOW(1)(2)

(Unaudited)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Non-U.S. GAAP adjusted cash net earnings—continuing operations	$79.2	$102.4	$211.9	$252.8
Add: Depreciation expense on property, plant and equipment, net of special items	42.1	34.3	125.9	102.1
Add: Share-based incentive compensation and profit sharing expense	11.5	13.8	31.6	31.7
Less: Capital expenditures	(30.0)	(31.6)	(97.8)	(78.1)
Changes in working capital items:
Receivables, net	(57.9)	14.4	(40.3)	(20.0)
Inventories, net	(2.4)	25.9	(83.5)	(80.1)
Accounts payable	(14.6)	(10.5)	(9.0)	21.1

Non-U.S. GAAP Free Cash Flow—continuing operations	$27.9	$148.7	$138.8	$229.5

Discontinued operations	6.5	—	18.7	—

Total non-U.S. GAAP Free Cash Flow	$34.4	$148.7	$157.5	$229.5

RECONCILIATION OF NET (LOSS) EARNINGS AVAILABLE TO COMMON STOCKHOLDERS TO

NON-U.S. GAAP EBIT, EBITDA AND ADJUSTED EBITDA(1)

(Unaudited)

(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
U.S. GAAP net (loss) earnings available to common stockholders—continuing operations	$(1,171.1)	$73.7	(1,200.1)	$198.4
Add: Interest expense	96.5	36.6	291.2	110.5
Add: Income tax provision (benefit)	(4.4)	26.4	(11.8)	73.8

Non-U.S. GAAP EBIT—continuing operations	(1,079.0)	136.7	(920.7)	382.7
Depreciation and amortization on property, plant and equipment and intangible assets acquired	75.4	36.7	230.9	109.6

Non-U.S. GAAP EBITDA—continuing operations	(1,003.6)	173.4	(689.8)	492.3

Add: Share-based incentive compensation and profit sharing expense	11.5	13.8	31.6	31.7
Add: Impairment of goodwill and other intangible assets	1,223.5	—	1,223.5	—
Add: 2011—2014 Integration and Optimization Program restructuring charges	36.6	—	109.4	—
Add: Other restructuring charges	0.2	—	0.7	—
Add: Costs related to the acquisition of Diversey	1.3	24.1	4.8	30.7

Add: 2011—2014 Integration and Optimization Program associated costs (less accelerated depreciation and amortization expense of $5.2 million in the nine months ended September 30, 2012)	2.8	—	4.9	—

Add: Non-recurring associated costs from legacy Diversey restructuring programs (less accelerated depreciation and amortization expense of $0.3 million in the nine months ended September 30, 2012)	(0.5)	—	17.2	—
Add: Impairment of equity investment and related provisions for bad debt	—	—	25.8	—
Less: Gains from foreign currency forward contracts related to the closing of the acquisition of Diversey	—	(6.3)	—	(6.3)
Add: European manufacturing facility closure charges	0.2	—	0.2	0.2
Add: Foreign currency exchange losses related to Venezuelan subsidiary	—	—	0.2	0.2
Add: Settlement agreement related costs	0.4	0.2	0.6	0.8

Non-U.S. GAAP adjusted EBITDA—continuing operations	$272.4	$205.2	$729.1	$549.6

Total net sales	$1,900.3	$1,247.1	5,670.3	$3,588.2

Non-U.S. GAAP adjusted EBITDA as a % of total net sales—continuing operations	14.3%	16.5%	12.9%	15.3%
Discontinued operations	12.8	—	34.7	—

Total non-U.S. GAAP adjusted EBITDA	$285.2	$205.2	$763.8	$549.6

(1)

Our 2011 adjusted EBITDA calculation has been revised to conform to our 2012 presentation. In the first quarter of 2012, we revised our calculation of adjusted EBITDA to exclude our share-based incentive compensation expense related to our U.S. profit sharing plan. At its discretion and with the approval of the Organization and Compensation Committee of our Board of Directors, management can elect to settle all or a portion of our U.S. profit sharing contribution with Company stock. Also, our calculation of adjusted EBITDA reflects the impact of other income (expense).

(2)

Non-U.S. GAAP free cash flow may not represent residual cash flow available for discretionary or non-discretionary expenditures that are not deducted from this measure, including any mandatory debt servicing and restructuring payments.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

COMPONENTS OF CHANGE IN NET SALES—BUSINESS SEGMENTS AND OTHER(1)

(Unaudited)

(In millions)

	Three Months Ended September 30, 2012
	Food Packaging		Food Solutions		Protective Packaging		Diversey			Other		Total Company
Volume—Units	$9.9	1.9%	$6.0	2.3%	$1.6	0.4%	$—	—%		$7.3	8.1%	$24.8	2.0%
Volume—Acquired businesses, net of (dispositions)	0.1	—	—	—	—	—	698.4	#		0.5	0.6	699.0	56.1
Product price/mix (2)	(0.1)	—	(2.7)	(1.0)	(3.7)	(1.0)	—	—		2.5	2.8	(4.0)	(0.3)
Foreign currency translation	(29.9)	(5.6)	(14.4)	(5.4)	(15.1)	(4.2)	—	—		(7.2)	(7.9)	(66.6)	(5.3)

Total change (U.S. GAAP)	$(20.0)	(3.7)%	$(11.1)	(4.1)%	$(17.2)	(4.8)%	$698.4	#	%	$3.1	3.6%	$653.2	52.5%

Impact of foreign currency translation	29.9	5.6	14.4	5.4	15.1	4.2	—	—		7.2	7.9	66.6	5.3

Total constant dollar change (Non-U.S. GAAP)(3)	$9.9	1.9%	$3.3	1.3%	$(2.1)	(0.6)%	$698.4	#	%	$10.3	11.5%	$719.8	57.8%

	Nine Months Ended September 30, 2012
	Food Packaging		Food Solutions		Protective Packaging		Diversey			Other		Total Company
Volume—Units	$17.0	1.1%	$3.6	0.5%	$12.8	1.2%	$—	—%		$17.4	6.3%	$50.8	1.4%
Volume—Acquired businesses, net of (dispositions)	0.7	—	—	—	—	—	2,113.6	#		1.8	0.7	2,116.1	59.0
Product price/mix (2)	25.1	1.7	5.0	0.7	(0.2)	—	—	—		3.3	1.2	33.2	0.9
Foreign currency translation	(51.7)	(3.4)	(25.1)	(3.3)	(28.2)	(2.7)	—	—		(13.0)	(4.7)	(118.0)	(3.3)

Total change (U.S. GAAP)	$(8.9)	(0.6)%	$(16.5)	(2.1)%	$(15.6)	(1.5)%	$2,113.6	#	%	$9.5	3.5%	$2,082.1	58.0%

Impact of foreign currency translation	51.7	3.4	25.1	3.3	28.2	2.7	—	—		13.0	4.7	118.0	3.3

Total constant dollar change (Non-U.S. GAAP)(3)	$42.8	2.8%	$8.6	1.2%	$12.6	1.2%	$2,113.6	#	%	$22.5	8.2%	$2,200.1	61.3%

(1)	The results above are presented on a continuing operations basis.
(2)

Our product price/mix reported above includes the net impact of our pricing actions and rebates as well as the period-to-period change in the mix of products sold. Also included in our reported product price/mix is the net effect of some of our customers purchasing our products in non-U.S. dollar or euro denominated countries at selling prices denominated in U.S. dollars or euros. This primarily arises when we export products from the U.S. and euro-zone countries. The impact to our reported product price/mix of these purchases in other countries at selling prices denominated in U.S. dollars or euros was not material in the periods included in the tables above.

(3)

Changes in these items excluding the impact of foreign currency translation are non-U.S. GAAP financial measures. Since we are a U.S. domiciled company, we translate our foreign-currency-denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

#	Denotes a variance greater than 100%, or not meaningful.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

COMPONENTS OF CHANGE IN NET SALES—GEOGRAPHIC(1)

Unaudited

(In millions)

	Three Months Ended September 30, 2012
	U.S.		International		Total Company
Change in Net Sales
Volume—Units	$10.9	1.9%	$13.9	2.0	$24.8	2.0%
Volume—Acquired businesses, net of (dispositions)	121.8	21.6	577.2	84.7	699.0	56.1
Product price/mix	(10.1)	(1.8)	6.1	0.9	(4.0)	(0.3)
Foreign currency translation	—	—	(66.6)	(9.8)	(66.6)	(5.3)

Total	$122.6	21.7%	$530.6	77.8	$653.2	52.5%

	Nine Months Ended September 30, 2012
	U.S.		International		Total Company
Change in Net Sales
Volume—Units	$24.7	1.5%	$26.1	1.3	$50.8	1.4%
Volume—Acquired businesses, net of (dispositions)	361.6	22.2	1,754.5	89.6	2,116.1	59.0
Product price/mix	8.6	0.5	24.6	1.3	33.2	0.9
Foreign currency translation	—	—	(118.0)	(6.0)	(118.0)	(3.3)

Total	$394.9	24.2%	$1,687.2	86.2	$2,082.1	58.0%

(1)	The results above are presented on a continuing operations basis.

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

GEOGRAPHIC SALES INFORMATION(1)

(Unaudited)

	Three Months Ended September 30, 2012
		Percentage Change in Net Sales by Geographic Region
	Percentage of Net Sales by Geographic Region	Including the effect of foreign currency translation	Excluding the effect of foreign currency translation

U.S.	36.2%	21.7%	21.7%
Canada	3.5	84.1	87.7
EMEA	35.7	#	#
Latin America	10.7	62.9	78.2
Asia Pacific	13.9	42.4	45.9

Total	100.0%	52.5%	57.8%

	Nine Months Ended September 30, 2012
		Percentage Change in Net Sales by Geographic Region
	Percentage of Net Sales by Geographic Region	Including the effect of foreign currency translation	Excluding the effect of foreign currency translation(1)
U.S.	35.7%	24.2%	24.2%
Canada	3.5	85.4	88.2
EMEA	36.8	#	#
Latin America	10.3	70.5	81.6
Asia Pacific	13.7	50.4	50.7

Total	100.0%	58.0%	61.3%

(1)	The results above are presented on a continuing operations basis.
EMEA = Europe, Middle East and Africa
#	denotes a variance greater than 100%